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                                                                      EXHIBIT 16

                        [LETTERHEAD OF ARTHUR ANDERSEN]

October 7, 1998

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


Ladies and Gentlemen:

We have read Item 4 in the Form 8-K dated October 7, 1998 of U.S. Digital Communications, Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP